Exhibit 1.06

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

China R&D Operations Driving CDC Software’s Development To Higher  Levels of Innovation,  Product Launches and Cost Efficiencies

New Agile Development Process Improves R&D Efficiency and Increases Time to Market As Evidenced By Several New and Upcoming Products This Year

HONG KONG, ATLANTA—Aug. 04, 2008—CDC Software, a wholly-owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software and services, today announced it is seeing significant cost savings and improved efficiencies in its R&D operations as a result of moving its product development operations to a hybrid offshore/onshore model that leverages emerging markets like China and India, as well as through the adoption of an Agile development process.

CDC Software’s offshore development centers in Nanjing and Shanghai, China and Bangalore, India now represent more than 70 percent of the company’s research and development resources, with future plans to increase that to 76 percent. The Bangalore facility primarily focuses on R&D for the company’s CRM solutions while Nanjing and Shanghai are primarily responsible for Process Manufacturing and HRM solutions. These centers have been instrumental in the company’s effort to deliver superior technological solutions, while bringing products quicker to market in a cost effective manner. As proof of that, CDC Software recently announced several new enterprise software products, with several more product releases planned for the remainder of the year. Recently, CDC Software announced Pivotal 6.0, a newly designed CRM platform based on Microsoft.NET technology, major enhancements to CDC Respond, CDC Supply Chain, Platinum HRM and upcoming major releases of CDC Factory and Ross Enterprise.

“In 2004, we had nominal product engineering resources in India and China, and now we have more than 70 percent of our product development team located in these emerging markets,” said Alan MacLamroc, senior vice president and chief product and technology officer, CDC Software. “By leveraging the the cost differences from moving to this model, we have been able to bring to bear more resources, and realize more productivity and efficiency, while making the same relative level of product investment.”

According to Gartner Group report, Analysis of China as an Offshore Services Location, November 2007, “China is emerging as the sourcing destination of greatest interest after India. The key elements driving interest include China’s large resource pool, relative cost structure, solid infrastructure and, of late, increased central government support for the nascent outsourcing industry.” The report also included one of these recommendations: “China is a market worth investing in for the longer term, because it is the only other country that can match (or even exceed) India in terms of the number of graduates produced.”

“Our China R&D operations represent the fastest growing operational area of the company,” said Sean Yu, vice president, CDC Software and chairman of CDC Software (China). “All of our Process Manufacturing, Business Intelligence and HRM solutions, which comprise virtually our entire enterprise product line, except for CRM, are now developed at our China facilities. We plan to grow further at our R&D centers here, as well as continue our university programs at four of the leading universities across China to recruit the top talent in this country.”

Part of the accelerated product releases at CDC Software is also attributed to the company’s global adoption of Agile Software Development, a framework for development that promotes iterations, open collaboration, and adaptability throughout the lifecycle of the project. CDC Software’s Agile Software Development process has already helped us in the following areas: increasing customer satisfaction through rapid and continuous delivery of valued-added solutions; allowing us to give continuous attention to technical excellence and innovative design; delivering major software releases frequently (i.e: three times per year versus annually) but in a manner where it will not disrupt customers’ businesses; and permitting us to have daily and close collaboration with CDC Software’s business professionals and developers located around the world.

“Our long-term commitment is to develop innovative and vertical-specific solutions that we feel differentiate us in the marketplace by allowing us to specifically address our customer’s distinct industry requirements,” MacLamroc notes. “With our new Agile Software Development framework and heavily automated processes, we already have seen faster time-to-market for our products. Our highly efficient model has allowed us to continue our emphasis on maintaining the highest quality, while rigorously managing costs. At the center of these accomplishments are our China and India development centers which we expect to represent an even greater percentage of our offshore development strategy in the future.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), e-M-POWER (discrete manufacturing), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding our operating facilities in Asia including our ability to continue to realize significant cost savings and improved efficiencies by increasing product development operations in Asia, our intentions to increase headcount and the expansion of development operations in Asia, and the development of CDC Software products from its Asian development centers, our ability to develop innovative new products and provide major enhancements to CDC Software products and to implement such enhancements in a manner that will not disrupt customer’s businesses in the future, our beliefs regarding the benefits of the Agile Software Development process and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from those described in the forward-looking statements. These statements are based on management’s current expectations and are subject to risks, and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.